Exhibit 10.4

EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is made and entered into effective as of          , 2004 (the “Commencement Date”), between [Guitar Center, Inc.][Musician’s Friend, Inc.][Guitar Center Stores, Inc.], a Delaware corporation (the “Company”), and                 (the “Executive”).

RECITALS:

A.                                   Executive is currently employed by the Company.

B.                                     The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive’s employment with the Company is terminated under the circumstances described herein.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       TERM OF AGREEMENT.  This Agreement shall commence on the Commencement Date hereof and shall continue in effect through            , 2007 (the “Scheduled Expiration Date”); provided, however, that in the event neither party to this Agreement has given written notice to the other party of its intent to terminate this Agreement by the date that is one hundred twenty (120) days prior to the Scheduled Expiration Date (as may be extended by operation of this Section 1), the Scheduled Expiration Date shall automatically be extended by an additional twelve (12) months.

2.                                       SEVERANCE.

(a)                                  SEVERANCE.  No benefits shall be payable under this Agreement unless there has been a Qualifying Termination.  For purposes of this Agreement, a “Qualifying Termination” shall mean a termination of Executive’s employment with the Company prior to the Scheduled Expiration Date (i) by the Company without Cause or (ii) by the Executive with Reasonable Justification.  A termination of Executive’s employment as a result of Executive’s death or Disability shall not be a Qualifying Termination.  In the event of a Qualifying Termination, Executive shall be entitled to receive the following severance benefits, unless Executive has breached the provisions of this Agreement, in which case the provisions of Section 8(a)(ii) shall apply:

(i)                                     ACCRUED BASE SALARY.  The Company shall pay to the Executive his current base salary through the date of termination.

(ii)                                  CASH SEVERANCE.  Executive shall be entitled to receive, at the times specified in Section 2(b), severance pay in an amount equal to the sum of:

(A)                              Executive’s current annual base salary as in effect immediately prior to the date of termination, payable over the twelve (12) month period commencing on the date of termination (the “Severance Period”); plus

(B)                                an annual cash bonus equal to the last annual cash bonus (excluding any portion thereof that the Chief Executive Officer of the Company considered extraordinary and non-recurring) Executive received prior to termination, if any.  Except as set forth in the preceding sentence, the Company shall not be obligated to pay any bonus with respect to the year in which the date of termination occurs, regardless of the financial performance of the Company or any other Company policy or prior practice; plus

(C) any unpaid vacation accrued through the date of termination in accordance with Company policy; plus

(D) reimbursement for all outstanding expenses incurred by Executive prior to the date of termination and in the course of performing Executive’s duties as an employee of the Company which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(iii)                               BENEFITS.  In the event that Executive elects to continue group health insurance coverage for himself and his eligible dependents who were covered under the Company’s medical plans as of the date of termination, at the same level in effect as of the date of termination, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for the amount of his premium payments for such coverage for the Severance Period (or, if such continuation is not permitted by the Company’s insurers beyond the date of termination, a cash payment equal to the average annual premium the Company pays to obtain health insurance for an employee).  In the event Executive desires to discontinue this coverage, he shall notify the Company in writing which shall promptly terminate the coverage benefit.

(iv)                              COMPANY CAR.  Executive may at his sole expense elect to assume the lease on any Company-provided automobile used by Executive as of the date of termination, if any, or, if such vehicle is owned by the Company, purchase such vehicle at a price equal to its wholesale “blue book” value.

(v)                                 STOCK OPTIONS.  Following the date of termination, Executive’s stock options, if any, shall continue to be governed by the terms of the stock option plan and agreements pursuant to which such options were granted.

(b)                                 TIMING OF POST-TERMINATION PAYMENTS.  The severance payments provided for in Section 2(a)(ii)(A) above shall be paid periodically in the same amounts and at the same intervals as Executive’s base salary was paid immediately prior to the date of termination.  The severance payment provided for in Section 2(a)(ii)(B) above shall be paid on the last day of the Severance Period.  Notwithstanding the foregoing, the Company, in its sole discretion, may at any time or from time to time elect to accelerate the payment of any cash severance amount and pay such amount as a lump sum, discounted to reflect such early payment at the then prevailing prime rate of interest established by Wells Fargo Bank.  In addition, if Executive has breached the provisions of this Agreement, the Company shall have the right to terminate the severance payments provided for in this Section 2 pursuant to the provisions of Section 8(a)(ii).

(c)                                  EXCLUSIVE REMEDY.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination.  In the event of a termination of Executive’s employment with the Company, the Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in this Section 2.  Executive shall have no duty to mitigate any damages which Executive may suffer as a result of any termination of employment nor shall the severance benefits payable to Executive be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive.

(d)                                 RELEASE.  As a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, the Executive shall be required to execute a Release of all claims arising out of his employment or the termination thereof, which release will also include a customary non-disparagement covenant from Executive (the “Release”), in a form reasonably acceptable to the Company.  Such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Company or any of its affiliates may have to the Executive following the date of termination under this Agreement or any other agreement expressly providing for obligations to survive the Executive’s termination of employment.

(e)                                  OTHER TERMINATION.  If the Employment Period is terminated prior to the Scheduled Expiration Date for any reason other than by the Company without Cause or by the Executive with Reasonable Justification, including as a result of Executive’s death or Disability, the Executive shall be entitled to receive only his base salary and then only to the extent such amount has accrued through the date of termination.

(f)                                    DEFINITION OF CAUSE.  For purposes of this Agreement, “Cause” means any termination by the Company of Executive’s employment within ninety (90) days after the Board of Guitar Center, Inc. (“Parent”) becomes aware of the occurrence of any of the following:

(i)                                     the ongoing and repeated failure by the Executive to perform such lawful duties consistent with Executive’s position as are reasonably requested by either the Chief Executive Officer of the Company or the Board of Parent in good faith as documented in writing to the Executive;

(ii)                                  the Executive’s ongoing and repeated material neglect of his duties on a general basis, notwithstanding written notice of objection from either the

Chief Executive Officer of the Company or the Board of Parent and the expiration of a thirty (30) day cure period;

(iii)                               the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its affiliates, or the conviction of the Executive of any felony;

(iv)                              the Executive’s failure to adhere to all policies and procedures established by the Company from time to time in its discretion, generally applicable to all executives of the Company and disclosed to Executive, including without limitation, any policies related to sexual harassment, anti-discrimination and similar employment practices;

(v)                                 the commission of any act involving moral turpitude which (y) brings the Company or any of its affiliates into public disrepute or disgrace, or (z) causes material injury to the customer relations, operations or the business prospects of the Company or any of its affiliates; or

(vi)                              material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the Confidentiality and Noncompetition Agreements (as defined in Section 3 below), not cured within thirty (30) days after written notice to Executive from either the Chief Executive Officer of the Company or the Board of Parent; provided, however, that in the event of an intentional breach of the provisions of the Confidentiality and Noncompetition Agreements, the Executive shall not have the opportunity to cure.

(g)                                 DEFINITION OF DISABILITY.  For purposes of this Agreement the term “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for ninety (90) days during any one hundred eighty (180) day period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for ninety (90) days during any one hundred eighty (180) day period, in each case as determined by the Board of Parent (excluding the Executive if he should be a member of the Board of Parent at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

(h)                                 DEFINITION OF REASONABLE JUSTIFICATION.  For purposes of this Agreement, “Reasonable Justification” means any voluntary termination by the Executive of his employment with the Company within ninety (90) days after the occurrence of any of the following events without Executive’s written consent:

(i)                                     the Executive is directed to perform an act that the Executive reasonably believes after consultation with counsel to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his prior express written objection addressed to the Board of Parent with respect to such action;

(ii)                                  there has been any material reduction in the nature or scope of Executive’s responsibilities, or the Executive is assigned duties that are materially inconsistent with his position (in each case, other than on a temporary basis);

(iii)                               there is any material reduction in the Executive’s compensation or a material reduction in Executive’s other benefits (other than reductions in benefits that generally affect all employees entitled to such benefits ratably);

(iv)                              the Executive is required by the Company or any of its affiliates, after written objection by the Executive addressed to the Chief Executive Officer of the Company, to relocate his principal place of employment outside a radius of fifty miles from his place of employment immediately prior to such relocation; or

(v)                                 there is a material failure by the Company or any of its affiliates to perform any of its obligations to the Executive under this Agreement;

provided, however, that with respect to breaches of Section 2(h)(ii), (iii) and (v), the Company shall be given written notice by Executive of such breach and thirty (30) days to cure such breach.

3.                                       CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS.  Executive acknowledges and reaffirms his obligations to the Company pursuant to any confidentiality, noncompetition and/or nonsolicitation agreements entered into by Executive with the Company and/or its affiliates (the “Confidentiality and Noncompetition Agreements”).

4.                                       NON-DISPARAGEMENT.  Executive agrees that he will not disparage or denigrate to any person any aspect of his past relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency.  In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of Company.

5.                                       TRANSITIONAL INQUIRIES.  For a reasonable period of time following the date of termination, Executive agrees to make himself available to the Company to answer telephone inquiries related to the transition of his duties.  Executive’s obligations pursuant to this Section 5 are a material inducement to the Company’s entering into this Agreement with Executive.

6.                                       RIGHT TO CONSULT COUNSEL.  EXECUTIVE REPRESENTS AND AGREES THAT HE FULLY UNDERSTANDS HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH HIS PRIVATE ATTORNEY, AND THAT TO THE EXTENT, IF ANY, THAT HE DESIRED, HE AVAILED HIMSELF OF SUCH RIGHT.  EXECUTIVE FURTHER REPRESENTS THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT, THAT HIS AGREEMENT TO EXECUTE THIS AGREEMENT HAS NOT BEEN OBTAINED BY ANY DURESS AND THAT HE FREELY AND VOLUNTARILY ENTERS INTO IT, AND THAT HE HAS READ THIS DOCUMENT IN ITS ENTIRETY AND FULLY UNDERSTANDS THE MEANING, INTENT AND CONSEQUENCES OF THIS DOCUMENT.

7.                                       NOTICES.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below: If to the Company, to:

Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

Attention:  General Counsel

Telephone:  (818) 735-8800

Telecopier:  (818) 735-4923

If to the Executive, to the address noted on the signature page of this Agreement or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

8.                                       GENERAL PROVISIONS.

(a)                                  SEVERABILITY/ENFORCEMENT.

(i)                                     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(ii)                                  In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of this Agreement, including, without limitation, Section 5 hereof, or Executive’s Confidentiality and Noncompetition Agreements, (and such violation, if unintentional on the part of the Executive, continues for a period of twenty-one (21) days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect.  The Executive’s obligations under this Agreement, including, without limitation, Section 5 hereof, or Executive’s Confidentiality and Noncompetition Agreements shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 8(a)(ii).  The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

(b)                                 COMPLETE AGREEMENT; SURVIVAL.  This Agreement, those documents expressly referred to herein and all other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided, however, that this Agreement shall not amend, supercede or terminate any rights granted to Executive pursuant to any indemnification agreement between Executive and the Company or any affiliate of the Company.  The representations, warranties, covenants and agreements made herein shall, as applicable, survive any termination of this Agreement in accordance with their respective terms.

(c)                                  SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate;

provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.  Without limiting the foregoing, it is expressly acknowledged that the Company may transfer Executive and assign this Agreement to any present or future affiliate of the Company.

(d)                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF CALIFORNIAWITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED.

(e)                                  ARBITRATION.

(i)                                     Unless otherwise provided herein, in the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in Los Angeles County, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii)                                  The Company will pay the direct costs and expenses of the arbitration.  Executive and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement; however, Executive and the Company agree that, except as may be prohibited by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

(iii)                               This Section 8(e) shall not apply to the Confidentiality and Noncompetition Agreements.

(f)                                    JURISDICTION, ETC.

(i)                                     Without limiting the generality of the arbitration provisions contained in Section 8(e), each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California State court or Federal court of the United States of America sitting in the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such California State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii)                                  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any California State or Federal court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)                               The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(g)                                 AMENDMENT AND WAIVER.  The provisions of this Agreement may be amended and waived by mutual agreement of the parties only by a written instrument executed by the Company and Executive which makes express reference to this Agreement and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)                                 WAIVER OF JURY TRIAL.  CONSISTENT WITH THE INTENTION OF SECTION 8(E), EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(i)                                     HEADINGS.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)                                     COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(k)                                  CONSTRUCTION.  The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(l)                                     AT-WILL EMPLOYMENT.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  Executive acknowledges and agrees that nothing in this Agreement shall confer upon Executive any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Executive’s right or the Company’s right to terminate Executive’s employment at any time, with or without cause and with or without prior notice.

(m)                               NO THIRD PARTY BENEFICIARIES.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

(n)                                 RESIGNATION AS OFFICER AND DIRECTOR.  Effective as of the date of termination of employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Executive Severance Benefits Agreement as of the date first written above.

[GUITAR CENTER, INC.]
[MUSICIAN’S FRIEND, INC.]
[GUITAR CENTER STORES, INC.]

By:
Authorized Signatory

EXECUTIVE

[Name of Executive]

Address for Notice: